Exhibit 99.1

Investor and Media Contact:
Quintin Lai, Investor Relations +1-610-594-3318 Quintin.Lai@westpharma.com

West Elects New Director and Announces Increase to Quarterly Dividend

EXTON, PA, September 12, 2016 -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that the Company’s Board of Directors elected Paolo Pucci to fill the vacancy following the retirement of Anthony Welters.

Mr. Pucci, 54, is Chief Executive Officer of ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics. Prior to his joining ArQule in 2008, Mr. Pucci worked at Bayer A.G., where he served in a number of leadership capacities including Senior Vice President of the Global Specialty Medicine Business Unit and was a member of the Bayer Pharmaceuticals Global Management Committee.

“We are pleased to enhance the experience base of our independent directors,” said Patrick J. Zenner, Chairman of the Board of Directors, West. “Paolo broadens the Board’s expertise in leading complex, growing, multi-national businesses. With over 25 years in the pharmaceutical industry, including 17 years at Bayer A.G. and Eli Lilly, Paolo brings insight into all aspects of drug commercialization on an international scale as well as R&D trends for new therapeutic drugs for cancer and certain rare diseases, an important market for West’s portfolio of containment, administration and delivery technologies for injectable drugs.”

Additionally, the Board also approved a fourth-quarter 2016 dividend of $0.13 per share, an 8.3% increase over the $0.12 per share declared for each of the four preceding quarters. This is the twenty-fourth consecutive annual increase in the Company’s dividend. The fourth-quarter dividend will be paid on November 2, 2016, to shareholders of record as of October 19, 2016.

About West

West Pharmaceutical Services, Inc., is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2015 sales of $1.4 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.